Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	April 19, 2021
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, Founder & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Record First Quarter 2021 Net Income of $153.1 million

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company”, "we" or "our") (Nasdaq: WTFC) announced record net income of $153.1 million or $2.54 per diluted common share for the first quarter of 2021, an increase in diluted earnings per common share of 56% compared to the fourth quarter of 2020 and an increase of 144% compared to the first quarter of 2020.

Highlights of the First Quarter of 2021:
Comparative information to the fourth quarter of 2020
•Total assets increased by $601 million.
•Total loans, excluding Paycheck Protection Program ("PPP") loans, increased by $515 million.
◦Originated $1.3 billion of PPP loans in the first quarter of 2021 which generated fees of $51.2 million, net of $1.8 million of deferred costs, to be recognized over the estimated life of the loans.
◦PPP loans originated in 2020 declined by $667 million in the first quarter of 2021 primarily as a result of processing forgiveness payments. As of April 16, 2021, approximately 42% of PPP loan balances originated in 2020 have been forgiven, approximately 40% of balances are in the forgiveness review or submission process, and approximately 18% of balances have yet to apply for forgiveness.
•Total deposits increased by $780 million.
•Total investment securities increased by $1.0 billion as the Company deployed a portion of its excess liquidity.
•Net interest income increased by $2.5 million primarily due to earning asset growth and increased PPP loan fee accretion, despite two less days in the first quarter of 2021. Each day has an approximately $3 million impact on net interest income.
◦The Company recognized $19.2 million of PPP loan fee accretion in the first quarter of 2021 as compared to $16.8 million in the fourth quarter of 2020. As of March 31, 2021, the Company had approximately $64.6 million of net PPP loan fees that have yet to be recognized in income.
•The loans to deposits ratio ended the first quarter of 2021 at 87.6% as compared to 86.5% as of December 31, 2020. Excluding PPP loans, the loans to deposits ratio ended the first quarter of 2021 at 78.9%.
•Mortgage banking revenue increased by $26.7 million to $113.5 million for the first quarter of 2021 as compared to $86.8 million in the fourth quarter of 2020.
◦Recorded an increase in the value of mortgage servicing rights related to changes in fair value model assumptions of $18.0 million in the first quarter of 2021 as compared to a decrease of $5.2 million in the fourth quarter of 2020.
•Recorded a negative provision for credit losses of $45.3 million in the first quarter of 2021 as compared to $1.2 million of expense in the fourth quarter of 2020.
•Recorded net charge-offs of $13.3 million in the first quarter of 2021 as compared to net charge-offs of $10.3 million in the fourth quarter of 2020. Net charge-offs as a percentage of average total loans totaled 17 basis points in the first quarter of 2021 on an annualized basis compared to 13 basis points on an annualized basis in the fourth quarter of 2020.
•The allowance for credit losses on our core loan portfolio is approximately 1.62% of the outstanding balance as of March 31, 2021, down from 2.00% as of December 31, 2020. See Table 11 for more information.
•Non-performing loans declined significantly and totaled $99.1 million, or 0.30% of total loans, as of March 31, 2021 as compared to $127.5 million, or 0.40% of total loans, as of December 31, 2020.
•The outstanding balance of COVID-19 related modified loans totaled approximately $254 million or 0.8% of total loans, excluding PPP loans, as of March 31, 2021 as compared to $345 million or 1.2% as of December 31, 2020.

•Tangible book value per common share (non-GAAP) increased to $55.42 as compared to $53.23 as of December 31, 2020.

Other items of note from the first quarter of 2021

•The following items had a $5.8 million unfavorable pre-tax income impact on the first quarter of 2021:
•Recognized $3.8 million of expense related to impairment of certain capitalized software costs based on an evaluation of remaining useful life.
•Recorded an impairment charge of $1.4 million in occupancy expense as part of an ongoing effort to optimize our branch footprint.
•Recorded severance expense of $626,000.

Edward J. Wehmer, Founder and Chief Executive Officer, commented, "Wintrust reported record net income of $153.1 million for the first quarter of 2021, up from $101.2 million in the fourth quarter of 2020. Pre-tax income, excluding provision for credit losses (non-GAAP) increased by 19% to $161.5 million for the first quarter of 2021 as compared to $135.9 million in the fourth quarter of 2020. The first quarter of 2021 was characterized by strong loan growth, increased net interest income, record mortgage banking revenue, a release of reserves as our credit quality and macroeconomic forecasts improved and a continued focus to increase franchise value in our market area."

Mr. Wehmer continued, "The Company experienced strong loan growth in the first quarter of 2021, including growth in its commercial, commercial real estate, residential real estate loans for investment and life insurance premium finance receivable portfolios. The loan growth occurred in the latter part of the quarter as total period end loans, excluding PPP loans, were $523 million higher than average total loans, excluding PPP loans, in the first quarter of 2021. Our loan pipelines remain strong and we expect to leverage our various core and niche portfolios to continue to grow loans. Total deposits increased by $780 million as compared to the fourth quarter of 2020 primarily due to an increase in non-interest bearing deposits related to PPP loan origination. We continue to emphasize growing our franchise, including gathering low cost deposits, which we believe will drive value in the long term. Our loans to deposits ratio ended the quarter at 87.6% and we believe that we have sufficient liquidity to meet customer loan demand."

Mr. Wehmer commented, "Net interest income increased in the first quarter of 2021 primarily due to earning asset growth and increased PPP loan fee accretion. Net interest margin was unchanged as the rate on interest-bearing liabilities declined seven basis points in the first quarter of 2021 as compared to the fourth quarter of 2020 effectively offsetting a six basis point decline in the yield on total earning assets. PPP loan fee accretion increased as the Company recognized $19.2 million of PPP loan fee accretion in the first quarter of 2021 as compared to $16.8 million in the fourth quarter of 2020. Additionally, we deployed a portion of excess liquidity during the first quarter of 2021 to purchase investment securities increasing our period end total securities by $1.0 billion as compared to December 31, 2020. The majority of the security purchases were in the latter part of the quarter after long term interest rates had increased. As a result, period end investment securities were $743 million higher than average investment securities in the first quarter of 2021 which is expected to favorably impact net interest margin in future quarters. We continue to maintain excess liquidity and believe that deploying such liquidity could potentially increase our net interest margin."

Mr. Wehmer noted, “Our mortgage banking business reported record mortgage banking revenue of $113.5 million in the first quarter of 2021. Loan volumes originated for sale in the first quarter of 2021 were $2.2 billion, down slightly from $2.4 billion in the fourth quarter of 2020. The Company allocated a greater portion of its mortgage originations for investment to benefit future quarters. Additionally, the Company recorded an $18.0 million increase in the value of mortgage servicing rights related to changes in fair value model assumptions. The strong quarter of mortgage performance contributed to reporting a 0.90% net overhead ratio for the first quarter of 2021. We believe the second quarter of 2021 will provide another strong quarter for mortgage banking production as an influx in seasonal purchase demand is expected to help offset an expected decline in refinance activity."

Commenting on credit quality, Mr. Wehmer stated, "The Company recorded a negative provision for credit losses of $45.3 million related to both improving credit quality and macroeconomic forecasts. The level of non-performing loans decreased by $28.5 million primarily due to non-performing loan pay-offs. Additionally, net charge-offs remained relatively low totaling $13.3 million in the first quarter of 2021 as compared to $10.3 million in the fourth quarter of 2020. The allowance for credit losses on our core loan portfolio as of March 31, 2021 is approximately 1.62% of the outstanding balance. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit."

Mr. Wehmer continued, "We remain committed to supporting our community, including the well-being and safety of our customers and employees. We have actively participated in the latest rounds of PPP approved in 2021 and as of April 16, 2021 have processed over 7,900 applications aggregating in excess of $1.3 billion of loans. We are carefully monitoring the COVID-19 pandemic including its potential impact on the economy, our customers and our business. We remain focused on navigating the current environment by actively monitoring and managing our credit portfolio."

Mr. Wehmer concluded, "Our first quarter of 2021 results continued to demonstrate the multi-faceted nature of our business model which we believe uniquely positions us to be successful. While Wintrust and the banking industry as a whole have experienced significant net interest margin compression, we have been able to compensate for that with outstanding mortgage banking results. Additionally, we leverage a differentiated, diversified loan portfolio to outperform peers with respect to loan growth. We are focused on taking advantage of market opportunities to prudently deploy excess liquidity into earning assets including core and niche loans and investment securities while maintaining an interest rate sensitive asset portfolio. We remain diligent in our evaluation of acquisition targets and will be prudent in our decision-making, always seeking to minimize dilution. Finally, we evaluate our operating expense base on an ongoing basis to enhance future profitability."

The graphs below illustrate certain financial highlights of the first quarter of 2021 as well as historical financial performance. See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 17 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

Net Income - 5 Quarter Trend
$ in Millions
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$62.8
$21.7
$107.3
$101.2
$153.1
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

Total average interest-bearing deposits with banks and cash equivalents as a percentage of total average earning assets - 5 Quarter Trend
$ in Billions
$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
14%
12%
10%
8%
6%
4%
$33.7
$1.4
4.2%
$38.7
$3.2
8.4%
$39.8
$3.4
8.6%
$40.7
$4.4
10.8%
$41.9
$4.2
10.1%
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Total average earning assets
Total average interest-bearing deposits with banks and cash equivalents
Total average interest-bearing deposits with banks and cash equivalents as a percentage of total average earning assets

Non-Performing Loan Balances
Q1 2021 compared to Q4 2020
$ in Millions
$150
$125
$100
$75
$50
$127.5
$9.9
$(22.7)
$(1.4)
$(2.9)
$(10.6)
$(0.7)
$99.1
Q4 2020
New Non-Performing Loans
Pay-Offs and Payments Received
Transfer to Other Real Estate Owned
Charge-Offs
Net Change in Niche Loans*
Return to Performing Status
Q1 2021

*Net Change in Niche Loans: Includes activity for premium finance receivables and indirect consumer loans.

Pre-tax income, excluding provision for credit losses (non-GAAP) -
Q1 2021 compared to Q4 2020
$ in Millions
$170
$160
$150
$140
$130
$120
$135.9
$0.2
$2.3
$2.5
$26.7
$(9.0)
$2.9
$161.5
Q4 2020
Net Interest Income (excl. PPP Fee Accretion)
PPP Fee Accretion
Wealth Management Revenue
Mortgage Banking Revenue
Commissions and incentive compensation
Other
Q1 2021

Pre-tax income, excluding provision for credit losses (non-GAAP) -
5 Quarter Trend
$ in Millions
$180
$165
$150
$135
$120
$105
$90
$75
$60
$140.0
$165.8
$162.3
$135.9
$161.5
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

Tangible Book Value per Common Share (non-GAAP) - 5 Quarter Trend
$56.00
$54.00
$52.00
$50.00
$48.00
$46.00
$50.18
$50.23
$51.70
$53.23
$55.42
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

Total Assets - 5 Quarter Trend
$ in Billions
$48.0
$46.0
$44.0
$42.0
$40.0
$38.0
$36.0
$34.0
$38.8
$43.5
$43.7
$45.1
$45.7
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

Total Loans - 5 Quarter Trend
$ in Billions
$34.0
$32.0
$30.0
$28.0
$26.0
$24.0
$27.8
$31.4
$32.1
$32.1
$33.2
$3.3
$3.4
$2.7
$3.3
$28.1
$28.7
$29.4
$29.9
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Total Loans, excluding PPP loans
PPP Loans

Total Deposits - 5 Quarter Trend
$ in Billions
$39.0
$36.0
$33.0
$30.0
$27.0
$31.5
$35.7
$35.8
$37.1
$37.9
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

Non-Performing Assets as a percentage of Total Assets -
5 Quarter Trend
0.60%
0.50%
0.40%
0.30%
0.20%
0.49%
0.46%
0.42%
0.32%
0.25%
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

Annualized Quarterly Net Charge-Offs as a percentage of Average Total Loans - 5 Quarter Trend
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
0.08%
0.20%
0.12%
0.13%
0.17%
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

Allowance for Credit Losses as a percentage of Non-Accrual Loans - 5 Quarter Trend
400.00%
350.00%
300.00%
250.00%
200.00%
150.00%
100.00%
157.97%
246.90%
241.93%
332.82%
341.29%
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

SUMMARY OF RESULTS:

BALANCE SHEET

Total asset growth of $601 million in the first quarter of 2021 was primarily comprised of a $1.1 billion increase in loans and a $1.0 billion increase in investment securities, partially offset by a $1.5 billion decrease in interest-bearing deposits with banks. Total investment securities increased by $1.0 billion as the Company deployed a portion of its excess liquidity as market returns improved due to the change in long-term interest rates. Total loans, excluding PPP loans, increased by $515 million primarily due to growth in the commercial, commercial real estate, residential real estate loans for investment and life insurance premium finance receivable portfolios. The Company believes that the $3.3 billion of interest-bearing deposits with banks held as of March 31, 2021 provides sufficient liquidity to operate its business plan.

Total liabilities increased $465 million in the first quarter of 2021 resulting primarily from a $780 million increase in total deposits, partially offset by a $200 million decrease in trade date securities payable. The increase in deposits was primarily due to a $549 million increase in non-interest-bearing deposits primarily related to PPP loans originated in 2021. The Company's loans to deposits ratio ended the quarter at 87.6%. Management believes in substantially funding the Company's balance sheet with core deposits and utilizes brokered or wholesale funding sources as appropriate to manage its liquidity position as well as for interest rate risk management purposes.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Tables 1 through 3 in this report.

NET INTEREST INCOME

For the first quarter of 2021, net interest income totaled $261.9 million, an increase of $2.5 million as compared to the fourth quarter of 2020 and an increase of $452,000 as compared to the first quarter of 2020. The $2.5 million increase in net interest income in the first quarter of 2021 compared to the fourth quarter of 2020 was primarily due to earning asset growth and increased PPP loan fee accretion, despite two less days in the first quarter of 2021.

Net interest margin was 2.53% (2.54% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2021 unchanged from 2.53% (2.54% on a fully taxable-equivalent basis, non-GAAP) during the fourth quarter of 2020 and down from 3.12% (3.14% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2020. The net interest margin was unchanged from the prior quarter due to the six basis point decline in the yield on earning assets and one basis point decrease in the net free funds contribution being offset by a seven basis point decrease in the rate paid on interest-bearing liabilities. The six basis point decline in the yield on earning assets in the first quarter of 2021 as compared to the fourth quarter of 2020 was primarily due to an eight basis point decline in yield earned on loans partially offset by a three basis point increase in yield on liquidity management assets. The decrease in the rate paid on interest-bearing liabilities in the first quarter of 2021 as compared to the prior quarter is primarily due to a six basis point decrease in the rate paid on interest-bearing deposits primarily due to lower repricing of time deposits.

For more information regarding net interest income, see Tables 4 through 7 in this report.

ASSET QUALITY

The allowance for credit losses totaled $321.3 million as of March 31, 2021, a decrease of $58.7 million as compared to $380.0 million as of December 31, 2020. The allowance for credit losses decreased primarily due to improvements in the macroeconomic forecast in addition to improvement in portfolio characteristics throughout the quarter. Notably, there was a decrease in the allowance for credit losses in the Commercial Real Estate portfolio primarily driven by improvement in the Commercial Real Estate Price Index and Baa Corporate Credit Spreads forecasts. Other key drivers of allowance for credit losses changes include, but are not limited to, decreases in COVID-19 related loan modifications and loan risk rating migration.

A negative provision for credit losses totaling $45.3 million was recorded for the first quarter of 2021 compared to $1.2 million of expense for the fourth quarter of 2020 and $53.0 million of expense for the first quarter of 2020. For more information regarding the provision for credit losses, see Table 10 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Current Expected Credit Losses ("CECL") standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets at a certain point in time. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in each portfolio as of March 31, 2021 and December 31, 2020 is shown on Table 11 of this report.

Net charge-offs totaled $13.3 million in the first quarter of 2021, a $3.0 million increase from $10.3 million in the fourth quarter of 2020 and a $8.0 million increase from $5.3 million in the first quarter of 2020. Net charge-offs as a percentage of average total loans totaled 17 basis points in the first quarter of 2021 on an annualized basis compared to 13 basis points on an annualized basis in the fourth quarter of 2020 and eight basis points on an annualized basis in the first quarter of 2020. For more information regarding net charge-offs, see Table 9 in this report.

As of March 31, 2021, $28.0 million of all loans, or 0.1%, were 60 to 89 days past due and $151.7 million, or 0.5%, were 30 to 59 days (or one payment) past due. As of December 31, 2020, $41.6 million of all loans, or 0.1%, were 60 to 89 days past due and $139.1 million, or 0.4%, were 30 to 59 days (or one payment) past due. Many of the commercial and commercial real-estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential real estate loan portfolios continue to exhibit low delinquency rates as of March 31, 2021. Home equity loans at March 31, 2021 that are current with regard to the contractual terms of the loan agreement represent 98.3% of the total home equity portfolio. Residential real estate loans at March 31, 2021 that are current with regards to the contractual terms of the loan agreements comprised 97.4% of total residential real estate loans outstanding. For more information regarding past due loans, see Table 12 in this report.

The outstanding balance of COVID-19 related modified loans totaled approximately $254 million or 0.8% of total loans, excluding PPP loans as of March 31, 2021 as compared to $345 million or 1.2% as of December 31, 2020. The most significant proportion of outstanding modifications changed terms to interest-only payments.

The ratio of non-performing assets to total assets was 0.25% as of March 31, 2021, compared to 0.32% at December 31, 2020, and 0.49% at March 31, 2020. Non-performing assets totaled $114.9 million at March 31, 2021, compared to $144.1 million at December 31, 2020 and $190.4 million at March 31, 2020. Non-performing loans totaled $99.1 million, or 0.30% of total loans, at March 31, 2021 compared to $127.5 million, or 0.40% of total loans, at December 31, 2020 and $179.4 million, or 0.65% of total loans, at March 31, 2020. The decrease in non-performing loans as of March 31, 2021 as compared to December 31, 2020 is primarily due to payments throughout the quarter. A significant portion of these payments were attributed to refinance activity with some payments resulting from the sale of underlying collateral. Reductions in non-performing loans were also accomplished through note sales and movement to other real estate owned ("OREO"). OREO totaled $15.8 million at March 31, 2021, a decrease of $745,000 compared to $16.6 million at December 31, 2020 and an increase of $4.8 million compared to $11.0 million at March 31, 2020. Management is pursuing the resolution of all non-performing assets. At this time, management believes OREO is appropriately valued at the lower of carrying value or fair value less estimated costs to sell. For more information regarding non-performing assets, see Table 13 in this report.

NON-INTEREST INCOME

Wealth management revenue increased by $2.5 million during the first quarter of 2021 as compared to the fourth quarter of 2020 primarily due to increased trust and asset management fees and brokerage commissions. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue increased by $26.7 million in the first quarter of 2021 as compared to the fourth quarter of 2020, primarily due to an $18.0 million favorable mortgage servicing rights portfolio fair value adjustment as compared to a $5.2 million decrease recognized in the prior quarter related to changes in fair value model assumptions. Loans originated for sale were $2.2 billion in the first quarter of 2021, a decrease of $129.3 million as compared to the fourth quarter of 2020. The percentage of origination volume from refinancing activities was 73% in the first quarter of 2021 as compared to 65% in the fourth quarter of 2020. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

During the first quarter of 2021, the fair value of the mortgage servicing rights portfolio increased primarily due to the capitalization of $24.6 million of servicing rights and a fair value adjustment increase of $18.0 million partially offset by a reduction in value of $10.2 million due to payoffs and paydowns of the existing portfolio. No economic hedges were outstanding relative to the mortgage servicing rights portfolio during the fourth quarter of 2020 or first quarter of 2021.

Operating lease income increased by $2.3 million in the first quarter of 2021 as compared to the fourth quarter of 2020. The increase is primarily due to a $1.5 million gain recognized on sale of lease assets in the first quarter of 2021.

Other non-interest income decreased by $4.0 million in the first quarter of 2021 as compared to the fourth quarter of 2020 primarily due to decreased interest rate swap fees and bank owned life insurance ("BOLI") revenue.

For more information regarding non-interest income, see Tables 14 and 15 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense increased by $9.7 million in the first quarter of 2021 as compared to the fourth quarter of 2020. The $9.7 million increase is comprised of an increase of $9.0 million in commissions and incentive compensation and an increase of $3.2 million in employee benefits expense, partially offset by a decrease of $2.5 million in salaries expense. The increase in commissions and incentive compensation is primarily due to higher expenses associated with the Company's long term incentive program and higher commissions related to its mortgage and wealth management businesses. The increase in employee benefits is primarily related to higher employee payroll taxes.

Advertising and marketing expense totaled $8.5 million in the first quarter of 2021, a decrease of $1.3 million as compared to the fourth quarter of 2020. The decrease in the first quarter relates primarily to decreased digital advertising campaigns and printing costs. Marketing costs are incurred to promote the Company's brand, commercial banking capabilities and various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company's non-bank businesses. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors.

Miscellaneous expense in the first quarter of 2021 decreased by $5.0 million as compared to the fourth quarter of 2020. The first quarter of 2021 included a $937,000 reversal of contingent consideration expense related to the previous acquisition of mortgage operations as compared to $6.6 million of expense in the fourth quarter of 2020. The liability for contingent consideration expense related to the previous acquisition of mortgage operations is based upon forward looking mortgage origination volumes and the estimated profitability of that operation. Should those assumptions change going forward, the liability may need to be increased or decreased. The contractual period covering contingent consideration ends in January 2023 and the final two years of the contract contemplate a lower ratio of contingent consideration relative to financial performance. As a result, the Company does not expect to have material adjustments to the contingent consideration liability in future periods. The Company also recognized $3.8 million of expense related to impairment of certain capitalized software costs based on an evaluation of remaining useful life. Miscellaneous expense also includes ATM expenses, correspondent bank charges, directors fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

For more information regarding non-interest expense, see Table 16 in this report.

INCOME TAXES

The Company recorded income tax expense of $53.7 million in the first quarter of 2021 compared to $33.5 million in the fourth quarter of 2020 and $24.3 million in the first quarter of 2020. The effective tax rates were 25.97% in the first quarter of 2021 compared to 24.87% in the fourth quarter of 2020 and 27.87% in the first quarter of 2020.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the first quarter of 2021, this unit expanded its loan portfolio and its deposit portfolio. In addition, the segment's net interest margin remained relatively stable in the first quarter of 2021 as compared to the fourth quarter of 2020.

Mortgage banking revenue was $113.5 million for the first quarter of 2021, an increase of $26.7 million as compared to the fourth quarter of 2020 primarily due to an $18.0 million favorable mortgage servicing rights portfolio fair value adjustment as compared to a $5.2 million decrease recognized in the prior quarter related to changes in fair value model assumptions. Service charges on deposit accounts totaled $12.0 million in the first quarter of 2021, an increase of $195,000 as compared to the fourth quarter of 2020 primarily due to higher account analysis fees. The Company's gross commercial and commercial real estate loan pipelines remained strong as of March 31, 2021. Before the impact of scheduled payments and prepayments, gross commercial and commercial real estate loan pipelines were estimated to be approximately $1.3 billion to $1.5 billion at March 31, 2021. When adjusted for the probability of closing, the pipelines were estimated to be approximately $800 million to $900 million at March 31, 2021.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolio were $2.8 billion during the first quarter of 2021 and average balances increased by $263.7 million as compared to the fourth quarter of 2020. The increase in average balances was more than offset by margin compression in this portfolio resulting in a $5.0 million decrease in interest income attributed to the lower market rates of interest associated with the insurance premium finance receivables portfolio. The Company's leasing business grew during the first quarter of 2021, with its portfolio of assets, including capital leases, loans and equipment on operating leases, increasing by $106.6 million to $2.2 billion at the end of the first quarter of 2021. Revenues from the Company's out-sourced administrative services business were $1.3 million in the first quarter of 2021, essentially unchanged from the fourth quarter of 2020.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue totaled $29.3 million in the first quarter of 2021, an increase of $2.5 million compared to the fourth quarter of 2020. Increases in asset management fees were primarily due to favorable equity market performance during the first quarter of 2021. At March 31, 2021, the Company’s wealth management subsidiaries had approximately $32.2 billion of assets under administration, which included $4.2 billion of assets owned by the Company and its subsidiary banks, representing a $2.1 billion increase from the $30.1 billion of assets under administration at December 31, 2020.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Paycheck Protection Program

On March 27, 2020, the President of the United States signed the CARES Act, which authorized the Small Business Administration ("SBA") to guarantee loans under the PPP for small businesses who met the necessary eligibility requirements in order to keep their workers on the payroll. The Company began accepting applications on April 3, 2020. From such date through March 31, 2021, the Company secured authorization from the SBA for and funded over 19,400 PPP loans with a carrying balance of approximately $4.8 billion. As of March 31, 2021, the carrying balance of such loans was reduced to approximately $3.3 billion primarily resulting from forgiveness by the SBA.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the first quarter of 2021, as compared to the fourth quarter of 2020 (sequential quarter) and first quarter of 2020 (linked quarter), are shown in the table below:

				% or(1) basis point (bp) change from 4th Quarter 2020		% or basis point (bp) change from 1st Quarter 2020
	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Net income	$153,148	$101,204	$62,812	51%		144%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	161,512	135,891	140,044	19		15
Net income per common share – diluted	2.54	1.63	1.04	56		144
Net revenue (3)	448,401	417,758	374,685	7		20
Net interest income	261,895	259,397	261,443	1		—
Net interest margin	2.53%	2.53%	3.12%	—	bp	(59)	bps
Net interest margin - fully taxable equivalent (non-GAAP) (2)	2.54	2.54	3.14	—		(60)
Net overhead ratio (4)	0.90	1.12	1.33	(22)		(43)
Return on average assets	1.38	0.92	0.69	46		69
Return on average common equity	15.80	10.30	6.82	550		898
Return on average tangible common equity (non-GAAP) (2)	19.49	12.95	8.73	654		1,076
At end of period
Total assets	$45,682,202	$45,080,768	$38,799,847	5%		18%
Total loans (5)	33,171,233	32,079,073	27,807,321	14		19
Total deposits	37,872,652	37,092,651	31,461,660	9		20
Total shareholders’ equity	4,252,511	4,115,995	3,700,393	13		15
(1)Period-end balance sheet percentage changes are annualized.
(2)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 17 for additional information on this performance measure/ratio.
(3)Net revenue is net interest income plus non-interest income.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Selected Financial Condition Data (at end of period):
Total assets	$45,682,202	$45,080,768	$43,731,718	$43,540,017	$38,799,847
Total loans (1)	33,171,233	32,079,073	32,135,555	31,402,903	27,807,321
Total deposits	37,872,652	37,092,651	35,844,422	35,651,874	31,461,660
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total shareholders’ equity	4,252,511	4,115,995	4,074,089	3,990,218	3,700,393
Selected Statements of Income Data:
Net interest income	$261,895	$259,397	$255,936	$263,131	$261,443
Net revenue (2)	448,401	417,758	426,529	425,124	374,685
Net income	153,148	101,204	107,315	21,659	62,812
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	161,512	135,891	162,310	165,756	140,044
Net income per common share – Basic	2.57	1.64	1.68	0.34	1.05
Net income per common share – Diluted	2.54	1.63	1.67	0.34	1.04
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	2.53%	2.53%	2.56%	2.73%	3.12%
Net interest margin - fully taxable equivalent (non-GAAP) (3)	2.54	2.54	2.57	2.74	3.14
Non-interest income to average assets	1.68	1.44	1.58	1.55	1.24
Non-interest expense to average assets	2.59	2.56	2.45	2.48	2.58
Net overhead ratio (4)	0.90	1.12	0.87	0.93	1.33
Return on average assets	1.38	0.92	0.99	0.21	0.69
Return on average common equity	15.80	10.30	10.66	2.17	6.82
Return on average tangible common equity (non-GAAP) (3)	19.49	12.95	13.43	2.95	8.73
Average total assets	$44,988,733	$43,810,005	$42,962,844	$42,042,729	$36,625,490
Average total shareholders’ equity	4,164,890	4,050,286	4,034,902	3,908,846	3,710,169
Average loans to average deposits ratio	87.1%	87.9%	89.6%	87.8%	90.1%
Period-end loans to deposits ratio	87.6	86.5	89.7	88.1	88.4
Common Share Data at end of period:
Market price per common share	$75.80	$61.09	$40.05	$43.62	$32.86
Book value per common share	67.34	65.24	63.57	62.14	62.13
Tangible book value per common share (non-GAAP) (3)	55.42	53.23	51.70	50.23	50.18
Common shares outstanding	57,023,273	56,769,625	57,601,991	57,573,672	57,545,352
Other Data at end of period:
Tier 1 leverage ratio (5)	8.2%	8.1%	8.2%	8.1%	8.5%
Risk-based capital ratios:
Tier 1 capital ratio (5)	10.1	10.0	10.2	10.1	9.3
Common equity tier 1 capital ratio(5)	9.0	8.8	9.0	8.8	8.9
Total capital ratio (5)	12.6	12.6	12.9	12.8	11.9
Allowance for credit losses (6)	$321,308	$379,969	$388,971	$373,174	$253,482
Allowance for loan and unfunded lending-related commitment losses to total loans	0.97%	1.18%	1.21%	1.19%	0.91%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	182	181	182	186	187
(1)Excludes mortgage loans held-for-sale.
(2)Net revenue is net interest income and non-interest income.
(3)See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 17 for additional information on this performance measure/ratio.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.
(5)Capital ratios for current quarter-end are estimated.
(6)The allowance for credit losses includes the allowance for loan losses, the allowance for unfunded lending-related commitments and the allowance for held-to-maturity securities losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2021	2020	2020	2020	2020
Assets
Cash and due from banks	$426,325	$322,415	$308,639	$344,999	$349,118
Federal funds sold and securities purchased under resale agreements	52	59	56	58	309
Interest-bearing deposits with banks	3,348,794	4,802,527	3,825,823	4,015,072	1,943,743
Available-for-sale securities, at fair value	2,430,749	3,055,839	2,946,459	3,194,961	3,570,959
Held-to-maturity securities, at amortized cost	2,166,419	579,138	560,267	728,465	865,376
Trading account securities	951	671	1,720	890	2,257
Equity securities with readily determinable fair value	90,338	90,862	54,398	52,460	47,310
Federal Home Loan Bank and Federal Reserve Bank stock	135,881	135,588	135,568	135,571	134,546
Brokerage customer receivables	19,056	17,436	16,818	14,623	16,293
Mortgage loans held-for-sale	1,260,193	1,272,090	959,671	833,163	656,934
Loans, net of unearned income	33,171,233	32,079,073	32,135,555	31,402,903	27,807,321
Allowance for loan losses	(277,709)	(319,374)	(325,959)	(313,510)	(216,050)
Net loans	32,893,524	31,759,699	31,809,596	31,089,393	27,591,271
Premises and equipment, net	760,522	768,808	774,288	769,909	764,583
Lease investments, net	238,984	242,434	230,373	237,040	207,147
Accrued interest receivable and other assets	1,230,362	1,351,455	1,424,728	1,437,832	1,460,168
Trade date securities receivable	—	—	—	—	502,207
Goodwill	646,017	645,707	644,644	644,213	643,441
Other intangible assets	34,035	36,040	38,670	41,368	44,185
Total assets	$45,682,202	$45,080,768	$43,731,718	$43,540,017	$38,799,847
Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$12,297,337	$11,748,455	$10,409,747	$10,204,791	$7,556,755
Interest-bearing	25,575,315	25,344,196	25,434,675	25,447,083	23,904,905
Total deposits	37,872,652	37,092,651	35,844,422	35,651,874	31,461,660
Federal Home Loan Bank advances	1,228,436	1,228,429	1,228,422	1,228,416	1,174,894
Other borrowings	516,877	518,928	507,395	508,535	487,503
Subordinated notes	436,595	436,506	436,385	436,298	436,179
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Trade date securities payable	995	200,907	—	—	—
Accrued interest payable and other liabilities	1,120,570	1,233,786	1,387,439	1,471,110	1,285,652
Total liabilities	41,429,691	40,964,773	39,657,629	39,549,799	35,099,454
Shareholders’ Equity:
Preferred stock	412,500	412,500	412,500	412,500	125,000
Common stock	58,727	58,473	58,323	58,294	58,266
Surplus	1,663,008	1,649,990	1,647,049	1,643,864	1,652,063
Treasury stock	(100,363)	(100,363)	(44,891)	(44,891)	(44,891)
Retained earnings	2,208,535	2,080,013	2,001,949	1,921,048	1,917,558
Accumulated other comprehensive income (loss)	10,104	15,382	(841)	(597)	(7,603)
Total shareholders’ equity	4,252,511	4,115,995	4,074,089	3,990,218	3,700,393
Total liabilities and shareholders’ equity	$45,682,202	$45,080,768	$43,731,718	$43,540,017	$38,799,847

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(In thousands, except per share data)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Interest income
Interest and fees on loans	$274,100	$280,185	$280,479	$294,746	$301,839
Mortgage loans held-for-sale	9,036	6,357	5,791	4,764	3,165
Interest-bearing deposits with banks	1,199	1,294	1,181	1,310	4,768
Federal funds sold and securities purchased under resale agreements	—	—	—	16	86
Investment securities	19,264	18,243	21,819	27,105	32,467
Trading account securities	2	11	6	13	7
Federal Home Loan Bank and Federal Reserve Bank stock	1,745	1,775	1,774	1,765	1,577
Brokerage customer receivables	123	116	106	97	158
Total interest income	305,469	307,981	311,156	329,816	344,067
Interest expense
Interest on deposits	27,944	32,602	39,084	50,057	67,435
Interest on Federal Home Loan Bank advances	4,840	4,952	4,947	4,934	3,360
Interest on other borrowings	2,609	2,779	3,012	3,436	3,546
Interest on subordinated notes	5,477	5,509	5,474	5,506	5,472
Interest on junior subordinated debentures	2,704	2,742	2,703	2,752	2,811
Total interest expense	43,574	48,584	55,220	66,685	82,624
Net interest income	261,895	259,397	255,936	263,131	261,443
Provision for credit losses	(45,347)	1,180	25,026	135,053	52,961
Net interest income after provision for credit losses	307,242	258,217	230,910	128,078	208,482
Non-interest income
Wealth management	29,309	26,802	24,957	22,636	25,941
Mortgage banking	113,494	86,819	108,544	102,324	48,326
Service charges on deposit accounts	12,036	11,841	11,497	10,420	11,265
Gains (losses) on investment securities, net	1,154	1,214	411	808	(4,359)
Fees from covered call options	—	—	—	—	2,292
Trading gains (losses), net	419	(102)	183	(634)	(451)
Operating lease income, net	14,440	12,118	11,717	11,785	11,984
Other	15,654	19,669	13,284	14,654	18,244
Total non-interest income	186,506	158,361	170,593	161,993	113,242
Non-interest expense
Salaries and employee benefits	180,809	171,116	164,042	154,156	136,762
Equipment	20,912	20,565	17,251	15,846	14,834
Operating lease equipment depreciation	10,771	9,938	9,425	9,292	9,260
Occupancy, net	19,996	19,687	15,830	16,893	17,547
Data processing	6,048	5,728	5,689	10,406	8,373
Advertising and marketing	8,546	9,850	7,880	7,704	10,862
Professional fees	7,587	6,530	6,488	7,687	6,721
Amortization of other intangible assets	2,007	2,634	2,701	2,820	2,863
FDIC insurance	6,558	7,016	6,772	7,081	4,135
OREO expense, net	(251)	(114)	(168)	237	(876)
Other	23,906	28,917	28,309	27,246	24,160
Total non-interest expense	286,889	281,867	264,219	259,368	234,641
Income before taxes	206,859	134,711	137,284	30,703	87,083
Income tax expense	53,711	33,507	29,969	9,044	24,271
Net income	$153,148	$101,204	$107,315	$21,659	$62,812
Preferred stock dividends	6,991	6,991	10,286	2,050	2,050
Net income applicable to common shares	$146,157	$94,213	$97,029	$19,609	$60,762
Net income per common share - Basic	$2.57	$1.64	$1.68	$0.34	$1.05
Net income per common share - Diluted	$2.54	$1.63	$1.67	$0.34	$1.04
Cash dividends declared per common share	$0.31	$0.28	$0.28	$0.28	$0.28
Weighted average common shares outstanding	56,904	57,309	57,597	57,567	57,620
Dilutive potential common shares	681	588	449	414	575
Average common shares and dilutive common shares	57,585	57,897	58,046	57,981	58,195

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2020 (1)	Mar 31, 2020
Balance:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. Government Agencies	$890,749	$927,307	$862,924	$814,667	$642,386	(16)%	39%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. Government Agencies	369,444	344,783	96,747	18,496	14,548	29	2439
Total mortgage loans held-for-sale	$1,260,193	$1,272,090	$959,671	$833,163	$656,934	(4)%	92%

Core loans:
Commercial
Commercial and industrial	$4,630,795	$4,675,594	$4,555,920	$4,292,032	$4,580,712	(4)%	1%
Asset-based lending	720,772	721,666	707,365	721,035	1,046,631	(1)	(31)
Municipal	493,417	474,103	482,567	519,691	510,711	17	(3)
Leases	1,290,778	1,288,374	1,215,239	1,179,233	1,044,092	1	24
Commercial real estate
Residential construction	72,058	89,389	101,187	131,639	149,623	(79)	(52)
Commercial construction	1,040,631	1,041,729	1,005,708	992,872	929,643	—	12
Land	240,635	240,684	226,254	215,537	222,087	—	8
Office	1,131,472	1,136,844	1,163,790	1,124,643	1,138,527	(2)	(1)
Industrial	1,152,522	1,129,433	1,117,702	1,062,218	1,095,180	8	5
Retail	1,198,025	1,224,403	1,175,819	1,148,152	1,179,861	(9)	2
Multi-family	1,739,521	1,649,801	1,599,651	1,497,834	1,433,390	22	21
Mixed use and other	1,969,915	1,981,849	2,033,031	2,027,850	2,037,220	(2)	(3)
Home equity	390,253	425,263	446,274	466,596	494,655	(33)	(21)
Residential real estate
Residential real estate loans for investment	1,376,465	1,214,744	1,143,908	1,186,768	1,244,690	54	11
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. Government Agencies	45,508	44,854	240,902	240,661	132,699	6	(66)
Total core loans	$17,492,767	$17,338,730	$17,215,317	$16,806,761	$17,239,721	4%	1%

Niche loans:
Commercial
Franchise	$1,128,493	$1,023,027	$964,150	$963,531	$994,180	42%	14%
Mortgage warehouse lines of credit	587,868	567,389	503,371	352,659	323,844	15	82
Community Advantage - homeowners association	272,222	267,374	254,963	240,634	231,757	7	17
Insurance agency lending	290,880	222,519	214,411	255,049	293,959	125	(1)
Premium Finance receivables
U.S. commercial insurance	3,342,730	3,438,087	3,494,155	3,439,987	3,015,549	(11)	11
Canada commercial insurance	615,813	616,402	565,989	559,787	449,506	—	37
Life insurance	6,111,495	5,857,436	5,488,832	5,400,802	5,221,639	18	17
Consumer and other	35,983	32,188	55,354	48,325	37,166	48	(3)
Total niche loans	$12,385,484	$12,024,422	$11,541,225	$11,260,774	$10,567,600	12%	17%

Commercial PPP loans:
Originated in 2020	$2,049,342	$2,715,921	$3,379,013	$3,335,368	$—	(100)%	100%
Originated in 2021	1,243,640	—	—	—	—	100	100
Total commercial PPP loans	$3,292,982	$2,715,921	$3,379,013	$3,335,368	$—	86%	100%

Total loans, net of unearned income	$33,171,233	$32,079,073	$32,135,555	$31,402,903	$27,807,321	14%	19%
(1)Annualized.

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2020 (1)	Mar 31, 2020
Balance:
Non-interest-bearing	$12,297,337	$11,748,455	$10,409,747	$10,204,791	$7,556,755	19%	63%
NOW and interest-bearing demand deposits	3,562,312	3,349,021	3,294,071	3,440,348	3,181,159	26	12
Wealth management deposits (2)	4,274,527	4,138,712	4,235,583	4,433,020	3,936,968	13	9
Money market	9,236,434	9,348,806	9,423,653	9,288,976	8,114,659	(5)	14
Savings	3,690,892	3,531,029	3,415,073	3,447,352	3,282,340	18	12
Time certificates of deposit	4,811,150	4,976,628	5,066,295	4,837,387	5,389,779	(13)	(11)
Total deposits	$37,872,652	$37,092,651	$35,844,422	$35,651,874	$31,461,660	9%	20%
Mix:
Non-interest-bearing	32%	32%	29%	29%	24%
NOW and interest-bearing demand deposits	9	9	9	10	10
Wealth management deposits (2)	11	11	12	12	13
Money market	25	25	26	25	26
Savings	10	10	10	10	10
Time certificates of deposit	13	13	14	14	17
Total deposits	100%	100%	100%	100%	100%
(1)Annualized.
(2)Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC ("CDEC"), trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of March 31, 2021

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (1)
1-3 months	$1,385,311	1.75%
4-6 months	993,635	1.50
7-9 months	806,574	1.13
10-12 months	662,375	0.64
13-18 months	496,540	0.69
19-24 months	217,147	0.92
24+ months	249,568	0.74
Total	$4,811,150	1.24%
(1)Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2021	2020	2020	2020	2020
Interest-bearing deposits with banks and cash equivalents (1)	$4,230,886	$4,381,040	$3,411,164	$3,240,167	$1,418,809
Investment securities (2)	3,944,676	3,534,594	3,789,422	4,309,471	4,780,709
FHLB and FRB stock	135,758	135,569	135,567	135,360	114,829
Liquidity management assets (3)	8,311,320	8,051,203	7,336,153	7,684,998	6,314,347
Other earning assets (3)(4)	20,370	18,716	16,656	16,917	19,166
Mortgage loans held-for-sale	1,151,848	893,395	822,908	705,702	403,262
Loans, net of unearned income (3)(5)	32,442,927	31,783,279	31,634,608	30,336,626	26,936,728
Total earning assets (3)	41,926,465	40,746,593	39,810,325	38,744,243	33,673,503
Allowance for loan and investment security losses	(327,080)	(336,139)	(321,732)	(222,485)	(176,291)
Cash and due from banks	366,413	344,536	345,438	352,423	321,982
Other assets	3,022,935	3,055,015	3,128,813	3,168,548	2,806,296
Total assets	$44,988,733	$43,810,005	$42,962,844	$42,042,729	$36,625,490

NOW and interest-bearing demand deposits	$3,493,451	$3,320,527	$3,435,089	$3,323,124	$3,113,733
Wealth management deposits	4,156,398	4,066,948	4,239,300	4,380,996	2,838,719
Money market accounts	9,335,920	9,435,344	9,332,668	8,727,966	7,990,775
Savings accounts	3,587,566	3,413,388	3,419,586	3,394,480	3,189,835
Time deposits	4,875,392	5,043,558	4,900,839	5,104,701	5,526,407
Interest-bearing deposits	25,448,727	25,279,765	25,327,482	24,931,267	22,659,469
Federal Home Loan Bank advances	1,228,433	1,228,425	1,228,421	1,214,375	951,613
Other borrowings	518,188	510,725	512,787	493,350	469,577
Subordinated notes	436,532	436,433	436,323	436,226	436,119
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	27,885,446	27,708,914	27,758,579	27,328,784	24,770,344
Non-interest-bearing deposits	11,811,194	10,874,912	9,988,769	9,607,528	7,235,177
Other liabilities	1,127,203	1,175,893	1,180,594	1,197,571	909,800
Equity	4,164,890	4,050,286	4,034,902	3,908,846	3,710,169
Total liabilities and shareholders’ equity	$44,988,733	$43,810,005	$42,962,844	$42,042,729	$36,625,490

Net free funds/contribution (6)	$14,041,019	$13,037,679	$12,051,746	$11,415,459	$8,903,159
(1)Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 17 for additional information on this performance measure/ratio.
(4)Other earning assets include brokerage customer receivables and trading account securities.
(5)Loans, net of unearned income, include non-accrual loans.
(6)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2021	2020	2020	2020	2020
Interest income:
Interest-bearing deposits with banks and cash equivalents	$1,199	$1,294	$1,181	$1,326	$4,854
Investment securities	19,764	18,773	22,365	27,643	33,018
FHLB and FRB stock	1,745	1,775	1,774	1,765	1,577
Liquidity management assets (1)	22,708	21,842	25,320	30,734	39,449
Other earning assets (1)	125	130	113	113	167
Mortgage loans held-for-sale	9,036	6,357	5,791	4,764	3,165
Loans, net of unearned income (1)	274,484	280,509	280,960	295,322	302,699
Total interest income	$306,353	$308,838	$312,184	$330,933	$345,480

Interest expense:
NOW and interest-bearing demand deposits	$901	$1,074	$1,342	$1,561	$3,665
Wealth management deposits	7,351	7,436	7,662	7,244	6,935
Money market accounts	2,865	3,740	7,245	13,140	22,363
Savings accounts	430	773	2,104	3,840	5,790
Time deposits	16,397	19,579	20,731	24,272	28,682
Interest-bearing deposits	27,944	32,602	39,084	50,057	67,435
Federal Home Loan Bank advances	4,840	4,952	4,947	4,934	3,360
Other borrowings	2,609	2,779	3,012	3,436	3,546
Subordinated notes	5,477	5,509	5,474	5,506	5,472
Junior subordinated debentures	2,704	2,742	2,703	2,752	2,811
Total interest expense	$43,574	$48,584	$55,220	$66,685	$82,624

Less: Fully taxable-equivalent adjustment	(884)	(857)	(1,028)	(1,117)	(1,413)
Net interest income (GAAP) (2)	261,895	259,397	255,936	263,131	261,443
Fully taxable-equivalent adjustment	884	857	1,028	1,117	1,413
Net interest income, fully taxable-equivalent (non-GAAP) (2)	$262,779	$260,254	$256,964	$264,248	$262,856
(1)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(2)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 17 for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Yield earned on:
Interest-bearing deposits with banks and cash equivalents	0.11%	0.12%	0.14%	0.16%	1.38%
Investment securities	2.03	2.11	2.35	2.58	2.78
FHLB and FRB stock	5.21	5.21	5.21	5.24	5.52
Liquidity management assets	1.11	1.08	1.37	1.61	2.51
Other earning assets	2.50	2.79	2.71	2.71	3.50
Mortgage loans held-for-sale	3.18	2.83	2.80	2.72	3.16
Loans, net of unearned income	3.43	3.51	3.53	3.92	4.52
Total earning assets	2.96%	3.02%	3.12%	3.44%	4.13%

Rate paid on:
NOW and interest-bearing demand deposits	0.10%	0.13%	0.16%	0.19%	0.47%
Wealth management deposits	0.72	0.73	0.72	0.67	0.98
Money market accounts	0.12	0.16	0.31	0.61	1.13
Savings accounts	0.05	0.09	0.24	0.45	0.73
Time deposits	1.36	1.54	1.68	1.91	2.09
Interest-bearing deposits	0.45	0.51	0.61	0.81	1.20
Federal Home Loan Bank advances	1.60	1.60	1.60	1.63	1.42
Other borrowings	2.04	2.16	2.34	2.80	3.04
Subordinated notes	5.02	5.05	5.02	5.05	5.02
Junior subordinated debentures	4.27	4.23	4.17	4.29	4.39
Total interest-bearing liabilities	0.63%	0.70%	0.79%	0.98%	1.34%

Interest rate spread (1)(2)	2.33%	2.32%	2.33%	2.46%	2.79%
Less: Fully taxable-equivalent adjustment	(0.01)	(0.01)	(0.01)	(0.01)	(0.02)
Net free funds/contribution (3)	0.21	0.22	0.24	0.28	0.35
Net interest margin (GAAP) (2)	2.53%	2.53%	2.56%	2.73%	3.12%
Fully taxable-equivalent adjustment	0.01	0.01	0.01	0.01	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (2)	2.54%	2.54%	2.57%	2.74%	3.14%
(1)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(2)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 17 for additional information on this performance measure/ratio.
(3)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 7: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Mar 31, 2021	22.0%	10.2%	(7.2)%
Dec 31, 2020	25.0	11.6	(7.9)
Sep 30, 2020	23.4	10.9	(8.1)
Jun 30, 2020	25.9	12.6	(8.3)
Mar 31, 2020	22.5	10.6	(9.4)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Mar 31, 2021	10.7%	5.4%	(3.6)%
Dec 31, 2020	11.4	5.7	(3.3)
Sep 30, 2020	10.7	5.2	(3.5)
Jun 30, 2020	13.0	6.7	(3.2)
Mar 31, 2020	7.7	3.7	(3.8)

TABLE 8: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of March 31, 2021	One year or less	From one to five years	Over five years
(In thousands)				Total
Commercial
Fixed rate	$310,427	$2,025,263	$784,277	$3,119,967
Fixed Rate - PPP	—	3,292,982	—	3,292,982
Variable rate	6,291,842	3,350	66	6,295,258
Total commercial	$6,602,269	$5,321,595	$784,343	$12,708,207
Commercial real estate
Fixed rate	550,899	2,075,177	382,447	3,008,523
Variable rate	5,505,986	30,270	—	5,536,256
Total commercial real estate	$6,056,885	$2,105,447	$382,447	$8,544,779
Home equity
Fixed rate	14,653	8,665	51	23,369
Variable rate	366,884	—	—	366,884
Total home equity	$381,537	$8,665	$51	$390,253
Residential real estate
Fixed rate	23,194	11,244	617,596	652,034
Variable rate	65,907	290,906	413,126	769,939
Total residential real estate	$89,101	$302,150	$1,030,722	$1,421,973
Premium finance receivables - commercial
Fixed rate	3,851,457	107,086	—	3,958,543
Variable rate	—	—	—	—
Total premium finance receivables - commercial	$3,851,457	$107,086	$—	$3,958,543
Premium finance receivables - life insurance
Fixed rate	11,493	348,721	20,365	380,579
Variable rate	5,730,916	—	—	5,730,916
Total premium finance receivables - life insurance	$5,742,409	$348,721	$20,365	$6,111,495
Consumer and other
Fixed rate	14,753	4,536	1,154	20,443
Variable rate	15,540	—	—	15,540
Total consumer and other	$30,293	$4,536	$1,154	$35,983

Total per category
Fixed rate	4,776,876	4,580,692	1,805,890	11,163,458
Fixed rate - PPP	—	3,292,982	—	3,292,982
Variable rate	17,977,075	324,526	413,192	18,714,793
Total loans, net of unearned income	$22,753,951	$8,198,200	$2,219,082	$33,171,233

Variable Rate Loan Pricing by Index:
Prime				$2,296,647
One- month LIBOR				9,493,060
Three- month LIBOR				413,942
Twelve- month LIBOR				6,225,191
Other				285,953
Total variable rate				$18,714,793

1M LIBOR
3M LIBOR
12M LIBOR
PRIME
LIBOR
PRIME
1.60
1.40
1.20
1.00
0.80
0.60
0.40
0.20
0.00
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
3/31/20
4/30/20
5/31/20
6/30/20
7/31/20
8/31/20
9/30/20
10/31/20
11/30/20
12/31/20
1/31/21
2/28/21
3/31/21

	3/31/2020	4/30/2020	5/31/2020	6/30/2020	7/31/2020	8/31/2020	9/30/2020	10/31/2020	11/30/2020	12/31/2020	1/31/2021	2/28/2021	3/31/2021
1M Libor	0.99	0.33	0.18	0.16	0.15	0.16	0.15	0.14	0.15	0.14	0.12	0.12	0.11
3M Libor	1.45	0.56	0.34	0.30	0.25	0.24	0.23	0.22	0.23	0.24	0.20	0.19	0.19
12M Libor	1.00	0.86	0.67	0.55	0.45	0.45	0.36	0.33	0.33	0.34	0.31	0.28	0.28
Prime	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to LIBOR indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates.  Specifically, the Company has $9.5 billion of variable rate loans tied to one-month LIBOR and $6.2 billion of variable rate loans tied to twelve-month LIBOR. The above chart shows:

	Basis Point (bp) Change in
	Prime		1-month LIBOR		12-month LIBOR
First Quarter 2021	0	bp	-3	bps	-6	bps
Fourth Quarter 2020	0		-1		-2
Third Quarter 2020	0		-1		-19
Second Quarter 2020	0		-83		-45
First Quarter 2020	-150		-77		-100

TABLE 9: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2021	2020	2020	2020	2020
Allowance for credit losses at beginning of period	$379,969	$388,971	$373,174	$253,482	$158,461
Cumulative effect adjustment from the adoption of ASU 2016-13	—	—	—	—	47,418
Provision for credit losses	(45,347)	1,180	25,026	135,053	52,961
Other adjustments	31	155	55	42	(73)
Charge-offs:
Commercial	11,781	5,184	5,270	5,686	2,153
Commercial real estate	980	6,637	1,529	7,224	570
Home equity	—	683	138	239	1,001
Residential real estate	2	114	83	293	401
Premium finance receivables	3,239	4,214	4,640	3,434	3,184
Consumer and other	114	198	103	99	128
Total charge-offs	16,116	17,030	11,763	16,975	7,437
Recoveries:
Commercial	452	4,168	428	112	384
Commercial real estate	200	904	175	493	263
Home equity	101	77	111	46	294
Residential real estate	204	69	25	30	60
Premium finance receivables	1,782	1,445	1,720	833	1,110
Consumer and other	32	30	20	58	41
Total recoveries	2,771	6,693	2,479	1,572	2,152
Net charge-offs	(13,345)	(10,337)	(9,284)	(15,403)	(5,285)
Allowance for credit losses at period end	$321,308	$379,969	$388,971	$373,174	$253,482

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.37%	0.03%	0.16%	0.20%	0.08%
Commercial real estate	0.04	0.27	0.06	0.33	0.02
Home equity	(0.10)	0.55	0.02	0.16	0.57
Residential real estate	(0.06)	0.02	0.02	0.09	0.11
Premium finance receivables	0.06	0.11	0.12	0.12	0.10
Consumer and other	0.57	0.78	0.49	0.25	0.56
Total loans, net of unearned income	0.17%	0.13%	0.12%	0.20%	0.08%

Loans at period end	$33,171,233	$32,079,073	$32,135,555	$31,402,903	$27,807,321
Allowance for loan losses as a percentage of loans at period end	0.84%	1.00%	1.01%	1.00%	0.78%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	0.97	1.18	1.21	1.19	0.91
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end, excluding PPP loans	1.08	1.29	1.35	1.33	0.91

TABLE 10: ALLOWANCE AND PROVISION FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2021	2020	2020	2020	2020
Provision for loan losses	$(28,351)	$3,597	$21,678	$112,822	$50,396
Provision for unfunded lending-related commitments losses	(17,035)	(2,413)	3,350	22,236	2,569
Provision for held-to-maturity securities losses	39	(4)	(2)	(5)	(4)
Provision for credit losses	$(45,347)	$1,180	$25,026	$135,053	$52,961

Allowance for loan losses	$277,709	$319,374	$325,959	$313,510	$216,050
Allowance for unfunded lending-related commitments losses	43,500	60,536	62,949	59,599	37,362
Allowance for loan losses and unfunded lending-related commitments losses	321,209	379,910	388,908	373,109	253,412
Allowance for held-to-maturity securities losses	99	59	63	65	70
Allowance for credit losses	$321,308	$379,969	$388,971	$373,174	$253,482

TABLE 11: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s loan portfolios as well as core and niche portfolios, as of March 31, 2021 and December 31, 2020.

	As of Mar 31, 2021			As of Dec 31, 2020
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial:
Commercial, industrial and other, excluding PPP loans	$9,415,225	$95,637	1.02%	$9,240,046	$94,210	1.02%
Commercial PPP loans	3,292,982	3	0.00	2,715,921	2	0.00
Commercial real estate:
Construction and development	1,353,324	45,327	3.35	1,371,802	78,833	5.75
Non-construction	7,191,455	136,465	1.90	7,122,330	164,770	2.31
Home equity	390,253	11,382	2.92	425,263	11,437	2.69
Residential real estate	1,421,973	14,242	1.00	1,259,598	12,459	0.99
Premium finance receivables
Commercial insurance loans	3,958,543	16,945	0.43	4,054,489	17,267	0.43
Life insurance loans	6,111,495	532	0.01	5,857,436	510	0.01
Consumer and other	35,983	676	1.88	32,188	422	1.31
Total loans, net of unearned income	$33,171,233	$321,209	0.97%	$32,079,073	$379,910	1.18%
Total loans, net of unearned income, excluding PPP loans	$29,878,251	$321,206	1.08%	$29,363,152	$379,908	1.29%

Total core loans (1)	$17,492,767	$283,505	1.62%	$17,338,730	$347,111	2.00%
Total niche loans (1)	12,385,484	37,701	0.30	12,024,422	32,797	0.27
Total PPP loans	3,292,982	3	0.00	2,715,921	2	0.00

(1)See Table 1 for additional detail on core and niche loans.

TABLE 12: LOAN PORTFOLIO AGING

(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Loan Balances:
Commercial
Nonaccrual	$22,459	$21,743	$42,036	$42,882	$49,916
90+ days and still accruing	—	307	—	1,374	1,241
60-89 days past due	13,292	6,900	2,168	8,952	8,873
30-59 days past due	35,541	44,381	48,271	23,720	86,129
Current	12,636,915	11,882,636	12,184,524	11,782,304	8,879,727
Total commercial	$12,708,207	$11,955,967	$12,276,999	$11,859,232	$9,025,886
Commercial real estate
Nonaccrual	$34,380	$46,107	$68,815	$64,557	$62,830
90+ days and still accruing	—	—	—	—	516
60-89 days past due	8,156	5,178	8,299	26,480	10,212
30-59 days past due	70,168	32,116	53,462	75,528	75,068
Current	8,432,075	8,410,731	8,292,566	8,034,180	8,036,905
Total commercial real estate	$8,544,779	$8,494,132	$8,423,142	8,200,745	$8,185,531
Home equity
Nonaccrual	$5,536	$6,529	$6,329	$7,261	$7,243
90+ days and still accruing	—	—	—	—	—
60-89 days past due	492	47	70	—	214
30-59 days past due	780	637	1,148	1,296	2,096
Current	383,445	418,050	438,727	458,039	485,102
Total home equity	$390,253	$425,263	$446,274	$466,596	$494,655
Residential real estate
Nonaccrual	$21,553	$26,071	$22,069	$19,529	$18,965
90+ days and still accruing	—	—	—	—	605
60-89 days past due	944	1,635	814	1,506	345
30-59 days past due	13,768	12,584	2,443	4,400	28,983
Current	1,385,708	1,219,308	1,359,484	1,401,994	1,328,491
Total residential real estate	$1,421,973	$1,259,598	$1,384,810	$1,427,429	$1,377,389
Premium finance receivables
Nonaccrual	$9,690	$13,264	$21,080	$16,460	$21,058
90+ days and still accruing	4,783	12,792	12,177	35,638	16,505
60-89 days past due	5,113	27,801	38,286	42,353	12,730
30-59 days past due	31,373	49,274	80,732	61,160	70,185
Current	10,019,079	9,808,794	9,396,701	9,244,965	8,566,216
Total premium finance receivables	$10,070,038	$9,911,925	$9,548,976	$9,400,576	$8,686,694
Consumer and other
Nonaccrual	$497	$436	$422	$427	$403
90+ days and still accruing	161	264	175	156	78
60-89 days past due	8	24	273	4	625
30-59 days past due	74	136	493	281	207
Current	35,243	31,328	53,991	47,457	35,853
Total consumer and other	$35,983	$32,188	$55,354	$48,325	$37,166
Total loans, net of unearned income
Nonaccrual	$94,115	$114,150	$160,751	$151,116	$160,415
90+ days and still accruing	4,944	13,363	12,352	37,168	18,945
60-89 days past due	28,005	41,585	49,910	79,295	32,999
30-59 days past due	151,704	139,128	186,549	166,385	262,668
Current	32,892,465	31,770,847	31,725,993	30,968,939	27,332,294
Total loans, net of unearned income	$33,171,233	$32,079,073	$32,135,555	$31,402,903	$27,807,321

TABLE 13: NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2021	2020	2020	2020	2020
Loans past due greater than 90 days and still accruing (1):
Commercial	$—	$307	$—	$1,374	$1,241
Commercial real estate	—	—	—	—	516
Home equity	—	—	—	—	—
Residential real estate	—	—	—	—	605
Premium finance receivables	4,783	12,792	12,177	35,638	16,505
Consumer and other	161	264	175	156	78
Total loans past due greater than 90 days and still accruing	4,944	13,363	12,352	37,168	18,945
Non-accrual loans:
Commercial	22,459	21,743	42,036	42,882	49,916
Commercial real estate	34,380	46,107	68,815	64,557	62,830
Home equity	5,536	6,529	6,329	7,261	7,243
Residential real estate	21,553	26,071	22,069	19,529	18,965
Premium finance receivables	9,690	13,264	21,080	16,460	21,058
Consumer and other	497	436	422	427	403
Total non-accrual loans	94,115	114,150	160,751	151,116	160,415
Total non-performing loans:
Commercial	22,459	22,050	42,036	44,256	51,157
Commercial real estate	34,380	46,107	68,815	64,557	63,346
Home equity	5,536	6,529	6,329	7,261	7,243
Residential real estate	21,553	26,071	22,069	19,529	19,570
Premium finance receivables	14,473	26,056	33,257	52,098	37,563
Consumer and other	658	700	597	583	481
Total non-performing loans	$99,059	$127,513	$173,103	$188,284	$179,360
Other real estate owned	8,679	9,711	2,891	2,409	2,701
Other real estate owned - from acquisitions	7,134	6,847	6,326	7,788	8,325
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$114,872	$144,071	$182,320	$198,481	$190,386
Accruing TDRs not included within non-performing assets	$46,151	$47,023	$46,410	$48,609	$47,049
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.18%	0.18%	0.34%	0.37%	0.57%
Commercial real estate	0.40	0.54	0.82	0.79	0.77
Home equity	1.42	1.54	1.42	1.56	1.46
Residential real estate	1.52	2.07	1.59	1.37	1.42
Premium finance receivables	0.14	0.26	0.35	0.55	0.43
Consumer and other	1.83	2.17	1.08	1.21	1.29
Total loans, net of unearned income	0.30%	0.40%	0.54%	0.60%	0.65%
Total non-performing assets as a percentage of total assets	0.25%	0.32%	0.42%	0.46%	0.49%
Allowance for credit losses as a percentage of non-accrual loans	341.29%	332.82%	241.93%	246.90%	157.97%

(1)As of March 31, 2021, December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020, no TDRs were past due greater than 90 days and still accruing interest.

Non-performing Loans Rollforward

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2021	2020	2020	2020	2020

Balance at beginning of period	$127,513	$173,103	$188,284	$179,360	$117,588
Additions from becoming non-performing in the respective period	9,894	13,224	19,771	20,803	32,195
Additions from the adoption of ASU 2016-13	—	—	—	—	37,285
Return to performing status	(654)	(1,000)	(6,202)	(2,566)	(486)
Payments received	(22,731)	(30,146)	(3,733)	(11,201)	(7,949)
Transfer to OREO and other repossessed assets	(1,372)	(12,662)	(598)	—	(1,297)
Charge-offs	(2,952)	(7,817)	(6,583)	(12,884)	(2,551)
Net change for niche loans (1)	(10,639)	(7,189)	(17,836)	14,772	4,575
Balance at end of period	$99,059	$127,513	$173,103	$188,284	$179,360
(1)This includes activity for premium finance receivables and indirect consumer loans.

TDRs

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2021	2020	2020	2020	2020
Accruing TDRs:
Commercial	$7,536	$7,699	$7,863	$5,338	$6,500
Commercial real estate	9,478	10,549	10,846	19,106	18,043
Residential real estate and other	29,137	28,775	27,701	24,165	22,506
Total accrual	$46,151	$47,023	$46,410	$48,609	$47,049
Non-accrual TDRs: (1)
Commercial	$5,583	$10,491	$13,132	$20,788	$17,206
Commercial real estate	1,309	6,177	13,601	8,545	14,420
Residential real estate and other	3,540	4,501	5,392	5,606	4,962
Total non-accrual	$10,432	$21,169	$32,125	$34,939	$36,588
Total TDRs:
Commercial	$13,119	$18,190	$20,995	$26,126	$23,706
Commercial real estate	10,787	16,726	24,447	27,651	32,463
Residential real estate and other	32,677	33,276	33,093	29,771	27,468
Total TDRs	$56,583	$68,192	$78,535	$83,548	$83,637
(1)Included in total non-performing loans.

Other Real Estate Owned

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(In thousands)	2021	2020	2020	2020	2020
Balance at beginning of period	$16,558	$9,217	$10,197	$11,026	$15,171
Disposals/resolved	(2,162)	(3,839)	(1,532)	(612)	(4,793)
Transfers in at fair value, less costs to sell	1,587	11,508	777	—	954
Additions from acquisition	—	—	—	—	—
Fair value adjustments	(170)	(328)	(225)	(217)	(306)
Balance at end of period	$15,813	$16,558	$9,217	$10,197	$11,026

	Period End
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Balance by Property Type:	2021	2020	2020	2020	2020
Residential real estate	$2,713	$2,324	$1,839	$1,382	$1,684
Residential real estate development	1,287	1,691	—	—	—
Commercial real estate	11,813	12,543	7,378	8,815	9,342
Total	$15,813	$16,558	$9,217	$10,197	$11,026

TABLE 14: NON-INTEREST INCOME

	Three Months Ended					Q1 2021 compared to Q4 2020		Q1 2021 compared to Q1 2020
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2021	2020	2020	2020	2020	$ Change	% Change	$ Change	% Change
Brokerage	$5,040	$4,740	$4,563	$4,147	$5,281	$300	6%	$(241)	(5)%
Trust and asset management	24,269	22,062	20,394	18,489	20,660	2,207	10	3,609	17
Total wealth management	29,309	26,802	24,957	22,636	25,941	2,507	9	3,368	13
Mortgage banking	113,494	86,819	108,544	102,324	48,326	26,675	31	65,168	135
Service charges on deposit accounts	12,036	11,841	11,497	10,420	11,265	195	2	771	7
Gains (losses) on investment securities, net	1,154	1,214	411	808	(4,359)	(60)	(5)	5,513	NM
Fees from covered call options	—	—	—	—	2,292	—	NM	(2,292)	(100)
Trading gains (losses), net	419	(102)	183	(634)	(451)	521	NM	870	NM
Operating lease income, net	14,440	12,118	11,717	11,785	11,984	2,322	19	2,456	20
Other:
Interest rate swap fees	2,488	4,930	4,029	5,693	6,066	(2,442)	(50)	(3,578)	(59)
BOLI	1,124	2,846	1,218	1,950	(1,284)	(1,722)	(61)	2,408	NM
Administrative services	1,256	1,263	1,077	933	1,112	(7)	(1)	144	13
Foreign currency remeasurement gains (losses)	99	(208)	(54)	(208)	(151)	307	NM	250	NM
Early pay-offs of capital leases	(52)	118	165	275	74	(170)	NM	(126)	NM
Miscellaneous	10,739	10,720	6,849	6,011	12,427	19	—	(1,688)	(14)
Total Other	15,654	19,669	13,284	14,654	18,244	(4,015)	(20)	(2,590)	(14)
Total Non-Interest Income	$186,506	$158,361	$170,593	$161,993	$113,242	$28,145	18%	$73,264	65%
NM - Not meaningful.

TABLE 15: MORTGAGE BANKING

	Three Months Ended
(Dollars in thousands)	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
Originations:
Retail originations	$1,641,664	$1,757,093	$1,590,699	$1,588,932	$773,144
Veterans First originations	580,303	594,151	635,876	621,878	442,957
Total originations for sale (A)	$2,221,967	$2,351,244	$2,226,575	$2,210,810	$1,216,101
Originations for investment	321,858	192,107	73,711	56,954	73,727
Total originations	$2,543,825	$2,543,351	$2,300,286	$2,267,764	$1,289,828

Purchases as a percentage of originations for sale	27%	35%	41%	30%	37%
Refinances as a percentage of originations for sale	73	65	59	70	63
Total	100%	100%	100%	100%	100%

Production Margin:
Production revenue (B) (1)	$71,282	$70,886	$94,148	$93,433	$49,327
Production margin (B / A)	3.21%	3.01%	4.23%	4.23%	4.06%

Mortgage Servicing:
Loans serviced for others (C)	$11,530,676	$10,833,135	$10,139,878	$9,188,285	$8,314,634
MSRs, at fair value (D)	124,316	92,081	86,907	77,203	73,504
Percentage of MSRs to loans serviced for others (D / C)	1.08%	0.85%	0.86%	0.84%	0.88%
Servicing income	$9,636	$9,829	$8,118	$6,908	$7,031

Components of MSR:
MSR - current period capitalization	$24,616	$20,343	$20,936	$20,351	$9,447
MSR - collection of expected cash flows - paydowns	(728)	(688)	(590)	(419)	(547)
MSR - collection of expected cash flows - payoffs	(9,440)	(8,335)	(7,272)	(8,252)	(6,476)
Valuation:
MSR - changes in fair value model assumptions	18,045	(5,223)	(3,002)	(7,982)	(14,557)
Gain on derivative contract held as an economic hedge, net	—	—	—	589	4,160
MSR valuation adjustment, net of gain on derivative contract held as an economic hedge	$18,045	$(5,223)	$(3,002)	$(7,393)	$(10,397)

Summary of Mortgage Banking Revenue:
Production revenue (1)	$71,282	$70,886	$94,148	$93,433	$49,327
Servicing income	9,636	9,829	8,118	6,908	7,031
MSR activity	32,493	6,097	10,072	4,287	(7,973)
Other	83	7	(3,794)	(2,304)	(59)
Total mortgage banking revenue	$113,494	$86,819	$108,544	$102,324	$48,326
(1)Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, changes in derivative activity, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation and other non-production revenue.

TABLE 16: NON-INTEREST EXPENSE

	Three Months Ended					Q1 2021 compared to Q4 2020		Q1 2021 compared to Q1 2020
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2021	2020	2020	2020	2020	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$91,054	$93,535	$89,849	$87,105	$81,286	$(2,481)	(3)%	$9,768	12%
Commissions and incentive compensation	61,367	52,383	48,475	46,151	31,575	8,984	17	29,792	94
Benefits	28,389	25,198	25,718	20,900	23,901	3,191	13	4,488	19
Total salaries and employee benefits	180,809	171,116	164,042	154,156	136,762	9,693	6	44,047	32
Equipment	20,912	20,565	17,251	15,846	14,834	347	2	6,078	41
Operating lease equipment depreciation	10,771	9,938	9,425	9,292	9,260	833	8	1,511	16
Occupancy, net	19,996	19,687	15,830	16,893	17,547	309	2	2,449	14
Data processing	6,048	5,728	5,689	10,406	8,373	320	6	(2,325)	(28)
Advertising and marketing	8,546	9,850	7,880	7,704	10,862	(1,304)	(13)	(2,316)	(21)
Professional fees	7,587	6,530	6,488	7,687	6,721	1,057	16	866	13
Amortization of other intangible assets	2,007	2,634	2,701	2,820	2,863	(627)	(24)	(856)	(30)
FDIC insurance	6,558	7,016	6,772	7,081	4,135	(458)	(7)	2,423	59
OREO expense, net	(251)	(114)	(168)	237	(876)	(137)	NM	625	(71)
Other:
Commissions - 3rd party brokers	846	764	778	707	865	82	11	(19)	(2)
Postage	1,743	1,849	1,529	1,591	1,949	(106)	(6)	(206)	(11)
Miscellaneous	21,317	26,304	26,002	24,948	21,346	(4,987)	(19)	(29)	—
Total other	23,906	28,917	28,309	27,246	24,160	(5,011)	(17)	(254)	(1)
Total Non-Interest Expense	$286,889	$281,867	$264,219	$259,368	$234,641	$5,022	2%	$52,248	22%
NM - Not meaningful.

TABLE 17: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity and pre-tax income, excluding provision for credit losses. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company's interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, as a useful measurement of the Company's core net income.

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars and shares in thousands)	2021	2020	2020	2020	2020
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$305,469	$307,981	$311,156	$329,816	$344,067
Taxable-equivalent adjustment:
- Loans	384	324	481	576	860
- Liquidity Management Assets	500	530	546	538	551
- Other Earning Assets	—	3	1	3	2
(B) Interest Income (non-GAAP)	$306,353	$308,838	$312,184	$330,933	$345,480
(C) Interest Expense (GAAP)	$43,574	$48,584	$55,220	$66,685	$82,624
(D) Net Interest Income (GAAP) (A minus C)	$261,895	$259,397	$255,936	$263,131	$261,443
(E) Net Interest Income (non-GAAP) (B minus C)	$262,779	$260,254	$256,964	$264,248	$262,856
Net interest margin (GAAP)	2.53%	2.53%	2.56%	2.73%	3.12%
Net interest margin, fully taxable-equivalent (non-GAAP)	2.54%	2.54%	2.57%	2.74%	3.14%
(F) Non-interest income	$186,506	$158,361	$170,593	$161,993	$113,242
(G) Gains (losses) on investment securities, net	1,154	1,214	411	808	(4,359)
(H) Non-interest expense	286,889	281,867	264,219	259,368	234,641
Efficiency ratio (H/(D+F-G))	64.15%	67.67%	62.01%	61.13%	61.90%
Efficiency ratio (non-GAAP) (H/(E+F-G))	64.02%	67.53%	61.86%	60.97%	61.67%

Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$4,252,511	$4,115,995	$4,074,089	$3,990,218	$3,700,393
Less: Non-convertible preferred stock (GAAP)	(412,500)	(412,500)	(412,500)	(412,500)	(125,000)
Less: Intangible assets (GAAP)	(680,052)	(681,747)	(683,314)	(685,581)	(687,626)
(I) Total tangible common shareholders’ equity (non-GAAP)	$3,159,959	$3,021,748	$2,978,275	$2,892,137	$2,887,767
(J) Total assets (GAAP)	$45,682,202	$45,080,768	$43,731,718	$43,540,017	$38,799,847
Less: Intangible assets (GAAP)	(680,052)	(681,747)	(683,314)	(685,581)	(687,626)
(K) Total tangible assets (non-GAAP)	$45,002,150	$44,399,021	$43,048,404	$42,854,436	$38,112,221
Common equity to assets ratio (GAAP) (L/J)	8.4%	8.2%	8.4%	8.2%	9.2%
Tangible common equity ratio (non-GAAP) (I/K)	7.0%	6.8%	6.9%	6.7%	7.6%

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars and shares in thousands)	2021	2020	2020	2020	2020
Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$4,252,511	$4,115,995	$4,074,089	$3,990,218	$3,700,393
Less: Preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(125,000)
(L) Total common equity	$3,840,011	$3,703,495	$3,661,589	$3,577,718	$3,575,393
(M) Actual common shares outstanding	57,023	56,770	57,602	57,574	57,545
Book value per common share (L/M)	$67.34	$65.24	$63.57	$62.14	$62.13
Tangible book value per common share (non-GAAP) (I/M)	$55.42	$53.23	$51.70	$50.23	$50.18

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$146,157	$94,213	$97,029	$19,609	$60,762
Add: Intangible asset amortization	2,007	2,634	2,701	2,820	2,863
Less: Tax effect of intangible asset amortization	(522)	(656)	(589)	(832)	(799)
After-tax intangible asset amortization	1,485	1,978	2,112	1,988	2,064
(O) Tangible net income applicable to common shares (non-GAAP)	$147,642	$96,191	$99,141	$21,597	$62,826
Total average shareholders' equity	$4,164,890	$4,050,286	$4,034,902	$3,908,846	$3,710,169
Less: Average preferred stock	(412,500)	(412,500)	(412,500)	(273,489)	(125,000)
(P) Total average common shareholders' equity	$3,752,390	$3,637,786	$3,622,402	$3,635,357	$3,585,169
Less: Average intangible assets	(680,805)	(682,290)	(684,717)	(686,526)	(690,777)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$3,071,585	$2,955,496	$2,937,685	$2,948,831	$2,894,392
Return on average common equity, annualized (N/P)	15.80%	10.30%	10.66%	2.17%	6.82%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	19.49%	12.95%	13.43%	2.95%	8.73%

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:
Income before taxes	$206,859	$134,711	$137,284	$30,703	$87,083
Add: Provision for credit losses	(45,347)	1,180	25,026	135,053	52,961
Pre-tax income, excluding provision for credit losses (non-GAAP)	$161,512	$135,891	$162,310	$165,756	$140,044

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Bolingbrook, Buffalo Grove, Burbank, Cary, Clarendon Hills, Crete, Countryside, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Homer Glen, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Oak Lawn, Oak Brook, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravinia, Riverside, Rolling Meadows, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Monroe, Pewaukee, Racine, Sharon, Wales, Walworth and Wind Lake, and in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:
•FIRST Insurance Funding and Wintrust Life Finance, each a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.
•First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.
•Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.
•Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.
•Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.
•Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.
•The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
•Wintrust Asset Finance offers direct leasing opportunities.
•CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2020 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•the severity, magnitude and duration of the COVID-19 pandemic and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, businesses and consumers, on our operations and personnel, commercial activity and demand across our business and our customers’ businesses;
•the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect the Company’s liquidity and capital positions, impair the ability of our borrowers to repay outstanding loans, impair collateral values and further increase our allowance for credit losses;
•the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;
•economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;
•the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;
•commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates, the capital markets and other market indices (including developments and volatility arising from or related to the COVID-19 pandemic) that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•a prolonged period of near zero interest rates or potentially negative interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;
•competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;
•unexpected difficulties and losses related to FDIC-assisted acquisitions;
•harm to the Company’s reputation;
•any negative perception of the Company’s financial strength;
•ability of the Company to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for the Company’s investment portfolio;
•ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;
•adverse effects on our information technology systems resulting from failures, human error or cyberattacks;
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•increased costs as a result of protecting our customers from the impact of stolen debit card information;
•accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;
•ability of the Company to attract and retain senior management experienced in the banking and financial services industries;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•the soundness of other financial institutions;

•the expenses and delayed returns inherent in opening new branches and de novo banks;
•liabilities, potential customer loss or reputational harm related to closings of existing branches;
•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;
•changes in accounting standards, rules and interpretations, and the impact on the Company’s financial statements;
•the ability of the Company to receive dividends from its subsidiaries;
•uncertainty about the discontinued use of LIBOR and transition to an alternative rate;
•a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those changes that are in response to the COVID-19 pandemic, including without limitation the CARES Act, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act, and the rules and regulations that may be promulgated thereunder;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to the COVID-19 pandemic or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•the impact of heightened capital requirements;
•increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;
•delinquencies or fraud with respect to the Company’s premium finance business;
•credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•the Company’s ability to comply with covenants under its credit facility; and
•fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Tuesday, April 20, 2021 at 10:00 a.m. (Central Time) regarding first quarter 2021 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #3477928. A simultaneous audio-only webcast and replay of the conference call as well as an accompanying slide presentation may be accessed via the Company’s website at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2021 earnings press release will be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.